Exhibit 99.1

Red Rock Resorts Announces Fourth Quarter and Year End 2019 Results

LAS VEGAS, Feb. 4, 2020 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the fourth quarter and year ended December 31, 2019.

Net revenues were $460.8 million for the fourth quarter of 2019, an increase of 6.8%, or $29.3 million, from $431.5 million for the same period of 2018. The increase in net revenues was primarily due to an increase in Las Vegas operations, led by an increase in net revenues at the Palms Casino Resort (the "Palms").

Net income was $6.8 million for the fourth quarter of 2019, a decrease of 48.1%, or $6.3 million, from $13.2 million for the same period of 2018. The decrease in net income was primarily due to a one-time charge related to Company's purchase of its formerly leased corporate office building and the extinguishment of the lease financing obligation related thereto.

Adjusted EBITDA(1) was $137.6 million for the fourth quarter of 2019, an increase of 1.8%, or $2.5 million, from $135.1 million in the same period of 2018. The increase in Adjusted EBITDA was primarily due to an increase in Las Vegas operations other than the Palms, partially offset by a decrease in Adjusted EBITDA at the Palms.

For the full year, net revenues were $1.86 billion in 2019, an increase of 10.4%, or $175.5 million, from $1.68 billion for the same period of 2018. The increase in net revenues was primarily due to a $170.8 million increase in Las Vegas operations, led by an increase in net revenues at the Palms.

For the full year, net loss was $6.7 million in 2019, compared to net income of $219.5 million in 2018. The decrease in net income was primarily due to (i) a decrease in the fair value of derivative instruments, (ii) an increase in write downs and other charges including the termination of certain artist performance agreements and employment arrangements at the Palms and (iii) higher depreciation and amortization relating to the Palms redevelopment project. The change from the prior year was also impacted by a gain recognized in 2018 associated with the extinguishment of a tax receivable liability.

For the full year, Adjusted EBITDA was flat at $509.0 million in 2019 when compared to 2018. The flat year-over-year Adjusted EBITDA was primarily the result of an increase in Las Vegas operations other than the Palms, offset by a decrease in Adjusted EBITDA at the Palms.

Las Vegas Operations

Net revenues from Las Vegas operations were $437.9 million for the fourth quarter of 2019, an increase of 6.9%, or $28.5 million, from $409.5 million in the same period of 2018. Adjusted EBITDA from Las Vegas operations was $125.5 million for the fourth quarter of 2019, an increase of 3.7%, or $4.5 million, from $121.0 million in the same period of 2018.

Native American Management

Adjusted EBITDA from Native American operations was $19.9 million for the fourth quarter of 2019, a 3.9% increase from $19.1 million in the same period of 2018 due to increased management fees generated under the Graton Resort management agreement.

Balance Sheet Highlights

The Company's cash and cash equivalents at December 31, 2019 were $128.8 million and total principal amount of debt outstanding at the end of the fourth quarter was $3.076 billion. The Company's debt to Adjusted EBITDA and interest coverage ratios at December 31. 2019 were 4.96x and 4.37x, respectively.

Quarterly Dividend

The Company's Board of Directors has declared a cash dividend of $0.10 per Class A common share for the first quarter of 2020. The dividend will be payable on March 27, 2020 to all stockholders of record as of the close of business on March 13, 2020.

Prior to the payment of such dividend, Station Holdco LLC ("Station Holdco") will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.7 million, approximately $7.0 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 6851738. A replay of the call will be available from today through February 11, 2020 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDA includes net income (loss) plus depreciation and amortization, share-based compensation, write-downs and other charges, net, (including Palms redevelopment and preopening expenses, loss on artist performance agreement terminations at Palms' nightclub and dayclub, severance, business innovation and technology enhancements) tax receivable agreement liability adjustment, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

View source version on http://redrockresorts.investorroom.com/:

CONTACT:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

Rodney S. Atamian
Rod.Atamian@redrockresorts.com
(702) 495-3411

Red Rock Resorts, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating revenues:
Casino	$ 255,783	$ 240,757	$ 984,253	$ 940,483
Food and beverage	110,818	100,971	481,558	381,197
Room	46,750	42,169	192,305	170,824
Other	26,123	27,054	106,773	100,912
Management fees	21,312	20,520	91,645	87,614
Net revenues	460,786	431,471	1,856,534	1,681,030
Operating costs and expenses:
Casino	91,182	84,854	351,043	326,980
Food and beverage	104,738	87,892	465,505	340,212
Room	20,030	19,314	81,064	78,440
Other	12,719	14,320	52,329	48,431
Selling, general and administrative	98,932	92,952	416,355	390,492
Depreciation and amortization	57,598	46,864	222,211	180,255
Write-downs and other charges, net	15,455	13,580	82,123	34,650
Tax receivable agreement liability adjustment	-	(263)	(97)	(90,638)
	400,654	359,513	1,670,533	1,308,822
Operating income	60,132	71,958	186,001	372,208
Earnings from joint ventures	447	579	1,928	2,185
Operating income and earnings from joint ventures	60,579	72,537	187,929	374,393

Other (expense) income:
Interest expense, net	(37,743)	(46,800)	(156,679)	(143,099)
Loss on extinguishment/modification of debt, net	(19,637)	-	(19,939)	-
Change in fair value of derivative instruments	1,868	(14,938)	(19,467)	12,415
Other	(81)	(67)	(315)	(354)
	(55,593)	(61,805)	(196,400)	(131,038)
Income (loss) before income tax	4,986	10,732	(8,471)	243,355
Benefit (provision) for income tax	1,858	2,449	1,734	(23,875)
Net income (loss)	6,844	13,181	(6,737)	219,480
Less: net income (loss) attributable to noncontrolling interests	2,015	4,235	(3,386)	61,939
Net income (loss) attributable to Red Rock Resorts, Inc.	$ 4,829	$ 8,946	$ (3,351)	$ 157,541

Earnings (loss) per common share:
Earnings (loss) per share of Class A common stock, basic	$ 0.07	$ 0.13	$ (0.05)	$ 2.28
Earnings (loss) per share of Class A common stock, diluted	$ 0.05	$ 0.11	$ (0.05)	$ 1.77

Weighted-average common shares outstanding:
Basic	69,685	69,283	69,565	69,115
Diluted	116,778	116,414	69,565	116,859

Dividends declared per common share	$ 0.10	$ 0.10	$ 0.40	$ 0.40

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income (Loss) to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net revenues
Las Vegas operations	$ 437,942	$ 409,483	$ 1,758,760	$ 1,588,003
Native American management	21,173	20,365	91,074	87,009
Reportable segment net revenues	459,115	429,848	1,849,834	1,675,012
Corporate and other	1,671	1,623	6,700	6,018
Net revenues	$ 460,786	$ 431,471	$ 1,856,534	$ 1,681,030

Net income (loss)	$ 6,844	$ 13,181	$ (6,737)	$ 219,480
Adjustments
Depreciation and amortization	57,598	46,864	222,211	180,255
Share-based compensation	3,999	2,417	16,848	11,289
Write-downs and other charges, net	15,455	13,580	82,123	34,650
Tax receivable agreement liability adjustment	-	(263)	(97)	(90,638)
Interest expense, net	37,743	46,800	156,679	143,099
Loss on extinguishment/modification of debt, net	19,637	-	19,939	-
Change in fair value of derivative instruments	(1,868)	14,938	19,467	(12,415)
(Benefit) provision for income tax	(1,858)	(2,449)	(1,734)	23,875
Other	82	67	316	(633)
Adjusted EBITDA	$ 137,632	$ 135,135	$ 509,015	$ 508,962

Adjusted EBITDA
Las Vegas operations	$ 125,467	$ 120,971	$ 454,805	$ 457,379
Native American management	19,863	19,124	85,562	80,795
Reportable segment Adjusted EBITDA	145,330	140,095	540,367	538,174
Corporate and other	(7,698)	(4,960)	(31,352)	(29,212)
Adjusted EBITDA	$ 137,632	$ 135,135	$ 509,015	$ 508,962